EXHIBIT 2.2


                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into as of May 5, 1999, by and among Hama Sensors, Inc., a Minnesota corporation ("Buyer"), HAMA Laboratories, Inc., a California corporation (the "Company"), the shareholders (the "Shareholders") of the Company, and U.S. Bank Trust National Association, as escrow agent (the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, pursuant to the Asset Purchase Agreement (the "Purchase Agreement") of even of the date herewith, by and among Buyer, the Company and the Shareholders, Buyer has agreed to purchase substantially all of the assets and assume certain of the liabilities of the Company (capitalized terms used but not defined shall have the meanings ascribed to them in the Purchase Agreement);

         WHEREAS, the Purchase Agreement provides for the execution and delivery at the Closing of an escrow agreement;

         WHEREAS, certain representations, warranties, covenants, agreements and indemnities of the Shareholders are set forth in the Purchase Agreement; and

         WHEREAS, pursuant to the Purchase Agreement, a portion of the Total Consideration to be paid to the Shareholders is to be held in escrow to secure and satisfy certain indemnification rights contemplated by the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Appointment and Agreement of Escrow Agent. Buyer, the Company and the Shareholders hereby appoint U.S. Bank Trust National Association, as, and U.S. Bank Trust National Association agrees to perform the duties of, the Escrow Agent under this Escrow Agreement. This Escrow Agreement shall be administered by the Escrow Agent and the Escrow Amount (as hereinafter defined) shall be held by the Escrow Agent, at its office as hereinafter designated, in Minneapolis, Minnesota.

         2. Purchase Agreement Not Limited By This Escrow Agreement. This Escrow Agreement and the establishment of the Escrow Amount are without prejudice to and are not in limitation of, any obligations of the Company and the Shareholders to Buyer in respect of any of the covenants, representations or warranties of the Company and the Shareholders contained in the Purchase Agreement. The duties, obligations and rights of the Escrow Agent are to be determined solely by this Agreement; the Escrow Agent is not a party to, or bound by, any agreement other than this Escrow Agreement.


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         3. Escrow Amount.

            (a) Concurrently with the execution and delivery hereof, Buyer is depositing with the Escrow Agent Five Hundred Thousand Dollars ($500,000) in cash. The cash so deposited, together with any interest earned thereon, shall hereinafter be referred to as the "Escrow Amount." The Escrow Agent hereby agrees to hold and dispose of the Escrow Amount for the benefit of the parties hereto in accordance with the terms of this Escrow Agreement. The Escrow Agent hereby acknowledges receipt of (i) the Escrow Amount and (ii) an executed copy of the Purchase Agreement.

            (b) The Escrow Agent shall invest the Escrow Amount, including any earnings therefrom, as instructed in writing by Buyer and the Shareholders' Representative on behalf of the Shareholders and the Company, only in (i) certificates of deposit insured by the FDIC or secured by government obligations and bearing the highest rate of interest paid by the Escrow Agent on such certificates of deposit, or (ii) U.S. Treasury securities, in each case having maturities of no more than ninety (90) days, or (iii) a money market fund in which the Escrow Agent, its parent, affiliates or subsidiaries provides investment advisory or other management services, or (iv) in any other fund or other investment vehicle that the Shareholders' Representative and Buyer shall, in writing, mutually agree. If no direction is given to the Escrow Agent, funds will be invested pursuant to Schedule A hereto. Any withdrawals against the Escrow Amount for the benefit of a Buyer Indemnified Party pursuant to the terms of this Escrow Agreement shall be postponed, if necessary, until the maturity of such certificates of deposit or other instruments to maximize the income from such certificates and to avoid any early termination penalties with respect thereto. Any earnings on the principal amount deposited with the Escrow Agent shall be taxable to the Company, or the Shareholders as successors thereto and shall be retained in the accounts established by this Agreement until release of the principal amount on which it is earned, provided, that Buyer shall first apply all amounts so received to satisfy the claims of any Buyer Indemnified Party.

         4. Escrow Period. The Escrow Agreement has been executed and the deposit of the Escrow Amount has been made pursuant to Section 3.03 of the Purchase Agreement and has been made for the purpose of funding and securing, to the extent of the Escrow Amount, the Company's and the Shareholders' indemnification obligations to Buyer until the later to occur of the following:
(i) May 5, 2000 (the "Escrow Survival Date") or (ii) with respect to any Buyer Indemnified Party claim for indemnification under the Purchase Agreement made by any Buyer Indemnified Party prior to the Escrow Survival Date which has not been completely and finally resolved prior to the Escrow Survival Date, the period of time beyond the Escrow Survival Date sufficient to resolve, completely and finally, such claim.

         5. Procedures for Disbursement of the Escrow Amount to Buyer. Whenever there shall be delivered to the Escrow Agent either (i) a certificate signed by Buyer and the Shareholders' Representative certifying, or (ii) a final and nonappealable copy of a judgment of a court of competent jurisdiction determining, or (iii) a certified copy of the results of any arbitration pursuant to Article XII of the Purchase Agreement determining, that an amount is due to a Buyer Indemnified Party


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pursuant to Article X of the Purchase Agreement, the Escrow Agent shall, to the extent that the Escrow Amount shall be sufficient for such purpose, promptly (and in no event later than five (5) business days following receipt of any of the documents referred to in clause (i), (ii) or (iii) of this Section 5) cause such amount to be delivered to Buyer.

         6. Payment to Holders. All payments to be made by the Escrow Agent pursuant to Section 5 shall be made by check or, if provided with wire instructions at least two (2) business days in advance of the date of disbursement, by wire transfer.

         7. Termination.

            (a) On or before (A) 185 days after the Closing Date (the "Partial Termination Date"), the Escrow Agent shall pay to (or at the direction of) the Company care of the Shareholders' Representative from the Escrow Amount an amount equal to (i) Two Hundred and Fifty Thousand Dollars ($250,000) plus any interest earned on the Escrow Amount less (ii) the sum of (A) any amount previously used to satisfy a Loss or Losses, plus (B) any amounts being held with respect to an unresolved Loss as of such date, plus (C) 50% of the payments due the Escrow Agent in accordance with section 10.3 to the extent not previously paid, and (B) 370 days after the Closing Date (the "Final Termination Date"), the Escrow Agent shall pay to (or at the direction of) the Shareholders' Representative from the Escrow Amount an amount equal to (i) Two Hundred and Fifty Thousand Dollars ($250,000) plus any remaining interest earned on the Escrow Amount, less (ii) the sum of (A) any amount previously used to satisfy a Loss or Losses, plus (B) any amounts being held with respect to an unresolved Loss and plus (C) 50% of the payments due the Escrow Agent in accordance with section 10.3 to the extent not previously paid; provided, however, that there shall be deducted from the amount delivered to the Shareholders' Representative the Reserved Amount (as defined in Section 8). Any amount held in escrow after such the Final Termination Date shall be paid to the Shareholders' Representative promptly after any existing claim by a Buyer Indemnified Party is resolved pursuant to Section 5.

            (b) This Escrow Agreement shall automatically terminate if and when all of the Escrow Amount shall have been distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

         8. Retention of Escrow Amount. In the event that, at either Termination Date, unresolved claims for indemnification shall have been made by any Buyer Indemnified Party pursuant to the Purchase Agreement, then Buyer may in good faith, at any time prior to such Termination Date, notify the Escrow Agent to such effect in writing, which notice shall describe briefly the nature of each such claim, and the estimated amount, based on the good faith judgment of Buyer of the potential liability with respect to each such claim. Buyer shall promptly deliver to the Shareholders' Representative a copy of such written notice. An amount of the remaining Escrow Amount on such Termination Date equal to one hundred percent (100%) of the total of the amounts set forth in such written notice with respect to the claim or claims described therein shall be set aside and retained (to the extent available in the then-remaining Escrow Amount) by the Escrow Agent as a reserve to cover such claim or claims (such amount so set aside and reserved, as reduced from time to time pursuant to the provisions of this Section 8 or of Section 5, being herein called the "Reserved Amount").


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         9. No Transfer of Escrow Amount. While any of the Escrow Amount shall continue to be held by the Escrow Agent, neither Buyer, the Company nor either of the Shareholders will transfer, sell, pledge, create a security interest in or otherwise dispose of their rights to any of the Escrow Amount, or distributions with respect thereto.

         10. The Escrow Agent.

                  10.1 Indemnification of the Escrow Agent. Buyer, the Company and the Shareholders jointly and severally agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any and all costs, charges, damages, and attorneys' fees which the Escrow Agent in good faith may incur or suffer in connection with or arising out of this Escrow Agreement.

                  10.2 Duties of the Escrow Agent. The Escrow Agent shall have no duties other than those expressly imposed on it herein and shall not be liable for any act or omission, except for its own gross negligence or willful misconduct.

                  10.3 Fees of the Escrow Agent. The fees and charges of the Escrow Agent with respect to this Agreement are identified in Schedule B hereto and shall be paid one-half by Buyer and one-half by the Shareholders collectively. The Shareholders agree that the Escrow Agent may deduct any unpaid fees due from the Shareholders from the Escrow Amount prior to the Escrow Agent's distributing any assets in connection with the termination of the Escrow Amount.

                  10.4 Escrow Agent to Follow Instructions of Buyer and the Shareholders' Representative. Any provision herein to the contrary notwithstanding, the Escrow Agent shall, at any time and from time to time, take such action hereunder with respect to the Escrow Amount as shall be agreed to in writing by Buyer and the Shareholders' Representative on behalf of the Company and the Shareholders. In the performance of its duties hereunder, the Escrow Agent may rely on any document reasonably believed by it to be genuine.

                  10.5 Resignation of the Escrow Agent. The Escrow Agent may resign at any time by providing Buyer and the Shareholders' Representative with thirty (30) days' written notice of its intention to do so; provided, that a successor Escrow Agent has been appointed. The Escrow Agent's resignation shall be effective upon delivery of the Escrow Amount to the successor Escrow Agent and upon such successor assuming the obligations, rights and duties of the Escrow Agent hereunder. In the event the Escrow Agent resigns, the Buyer and the Shareholders' Representative shall mutually select a successor Escrow Agent.

                  10.6 Disputes. In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Amount, or there is any dispute over action to be taken or not taken by the Escrow Agent, the Escrow Agent shall have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to Section 10.5 or file a suit in interpleader and obtain


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         an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. The Escrow Agent agrees that, if it files a suit in interpleader, it shall do so in any of the state or federal courts having jurisdiction in the State of Minnesota. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the provisions hereof, and Buyer, on the one hand, and the Shareholders and the Company, collectively on the other hand, will each bear fifty percent (50%) of the costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 10.6.

         11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) immediately when personally delivered, (ii) when received by first class mail, return receipt requested,
(iii) when sent by Federal Express or other overnight delivery service, or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device and concurrently by first class mail. Notices, demands and communications to Buyer, the Company and the Shareholders will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                        with a copy to:

CyberOptics Corporation                  Dorsey & Whitney LLP
5900 Golden Hills Drive                  220 South Sixth Street
Minneapolis, Minnesota 55416             Minneapolis, Minnesota 55402
Attention: Steven M. Quist               Attention: Thomas O. Martin, Esq.
Facsimile: (612) 542-5100                Facsimile: (612) 340-8738

Notices to the Shareholders and
the Company:                             with a copy to:

Mark Cerny                               Donald G. Dougherty, Jr.
20356 Via Volante                        Carter, Dougherty & Behman
Cupertino, California 95014              160 West Santa Clara Street, Suite 1180
Facsimile:                               San Jose, California 95113
                                         Facsimile: (408) 287-9801

Notices to Escrow Agent:

U.S. Bank Trust National Association
U.S. Bank Trust Center - SPFT0210
180 East Fifth Street
St. Paul, Minnesota 55101
Attn: Thomas M. Gronlund
Facsimile: (612) 244-0712


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         12. Successors and Assigns. The Escrow Agent may not assign, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Escrow Agreement without the consent of (i) Buyer and
(ii) the Shareholders' Representative, which consent may be withheld in such party or parties absolute discretion. Any attempted assignment in violation of this Section 12 shall be void and of no effect. This Escrow Agreement and all actions taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of each of the parties hereto and its respective successors and assigns. Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its corporate trust business shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act.

         13. Further Assurances. The parties hereto agree to execute and deliver, from time to time, such additional instruments and documents as any of the other parties hereto may reasonably request in order to fully effectuate the intent of the parties hereunder.

         14. Miscellaneous.

            (a) This Escrow Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof. In the event of a conflict between the terms and provisions of this Escrow Agreement and of the Purchase Agreement, the terms and provisions of this Escrow Agreement shall govern the rights, obligations and liabilities of the Escrow Agent.

            (b) This Escrow Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto.

            (c) No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party.

            (d) This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

            (e) The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (f) This Escrow Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Minnesota.

            (g) The only beneficiaries of this Escrow Agreement are the signatories hereof. Buyer shall have all rights to act on behalf of the Buyer Indemnified Parties with respect to this Agreement. The Shareholders' Representative shall have all rights to act on behalf of the Shareholders and the Company with respect to this Escrow Agreement.


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            (h) The Escrow Agent shall not be responsible for any federal or state tax reporting with respect to this account.

        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of this 5th day of May, 1999.


                                        HAMA SENSORS, INC.

                                        By /s/ Steven M. Quist
                                          --------------------------------------
                                          Its President
                                          --------------------------------------


                                        HAMA LABORATORIES, INC.

                                        By /s/ Mark J. Cerny
                                          --------------------------------------
                                          Its President
                                          --------------------------------------


                                        THE SHAREHOLDERS:


                                        /s/ Jan Hans Bartunek
                                        ----------------------------------------
                                        Jan Hans  Bartunek


                                        /s/ Mark J. Cerny
                                        ----------------------------------------
                                        Mark J. Cerny


                                        U.S. BANK TRUST NATIONAL
                                        ASSOCIATION


                                        By /s/ Thomas Gronlund
                                          --------------------------------------
                                          Its Vice President


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